Exhibit 99.1
Double Eagle Petroleum Company

P. O. Box 766 · Casper, WY 82602 · 1-307-237-9330 · Fax: 1-307-266-1823
FOR RELEASE AT 6:00 AM, EST
Date: December 18, 2006
Double Eagle Petroleum Shelf Registration Statement Declared Effective by the SEC
CASPER, Wyo., December 18th/PRNewswire-FirstCall/ — Double Eagle Petroleum Co. (Nasdaq: DBLE) (“Double Eagle” or “the Company”) today announced that its universal shelf Registration Statement on Form S-3 with the Securities and Exchange Commission was declared effective on December 15, 2006. The universal shelf on Form S-3 now permits, but does not obligate, Double Eagle to sell, in one or more public offerings, shares of newly issued common stock, shares of newly issued preferred stock (subject to stockholder approval to authorize the preferred stock), warrants, stock purchase contracts, stock purchase units or debt securities, or any combination of such securities, for proceeds in an aggregate amount of up to $200 million. The terms of any offerings under the shelf registration will be determined at the time of the offering and will be stated in a prospectus supplement.
Additionally, the Company’s application to transfer its securities’ listing from the Nasdaq Capital Market to the Nasdaq Global Select Market was approved effective December 15, 2006. The trading symbol for Double Eagle common shares will continue to be DBLE.
About Double Eagle
Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company’s current development activities are primarily in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming. Its current exploration activities involve the Christmas Meadows Prospect in northeastern Utah.
*******
This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and success of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements.
Company Contact:
John Campbell, Investor Relations
(303) 794-8445